UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2015

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of November 2, 2015, Molina Healthcare, Inc. (the “Company”) entered into the Second Amendment to Office Building Lease (the “Second Amendment”) with 6th & Pine Development, LLC (the “Landlord”).

The Second Amendment effects certain changes with respect to the lease with the Landlord dated as of February 27, 2013, and amended as of October 31, 2014 (the “Lease”), pursuant to which the Company leases commercial office space in two buildings in Long Beach, California, including approximately 70,000 square feet of the former Press Telegram Building, and approximately 120,000 square feet of the former Meeker Baker Building.

Under the Lease, the Company holds an option to purchase the leased property from the Landlord (the “Option to Purchase”). The Second Amendment eliminates the Company’s Option to Purchase upon payment by the Landlord to the Company of $345,000 (the “Option Termination Payment”). The Option Termination Payment shall be made within ten (10) days of any sale of the leased property by the Landlord (the “Effective Date”). If the Effective Date has not occurred on or before December 31, 2015, the Second Amendment shall be void and the Option to Purchase under the Lease shall not be eliminated.

The foregoing description of the Second Amendment is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

The principal members of the Landlord are John C. Molina, the Chief Financial Officer and a director of the Company, and his wife.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Second Amendment to Office Building Lease

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: November 6, 2015	By: /s/ Jeff D. Barlow
Jeff D. Barlow Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to Office Building Lease.